UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12
CHARAH SOLUTIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CHARAH SOLUTIONS, INC.
Notice of Annual Meeting
and
Proxy Statement
2020 Annual Meeting of Stockholders
June 5, 2020

CHARAH SOLUTIONS, INC.
12601 Plantside Drive
Louisville, Kentucky 40299
April 24, 2020
Dear Stockholder:
On behalf of the Board of Directors and the management of Charah Solutions, Inc., I invite you to the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m., Eastern Time, on Friday, June 5, 2020. This year’s Annual Meeting will be held exclusively via live webcast. As a result of the online format, we are able to expand participant access, improve communication with our stockholders, and reduce costs, all while providing our stockholders the same opportunities to vote and ask questions that they would have had at an in-person meeting. This approach also enables participation by our national community and aligns with our strategic goal to lead with broader sustainability goals.
Details regarding how to participate in the Annual Meeting via live webcast and the business to be conducted are described in the accompanying Notice of 2020 Annual Meeting of Stockholders and Proxy Statement.
Your vote is important. I hope that you will participate in the Annual Meeting, but even if you are planning to participate, I strongly encourage you to vote as soon as possible to ensure that your shares are represented at the meeting. The accompanying Proxy Statement explains more about voting. Please read it carefully.
Thank you for your continued support.
Sincerely,

Stephen R. Tritch
Chairman of the Board

CHARAH SOLUTIONS, INC.
12601 Plantside Drive
Louisville, Kentucky 40299
(502) 245-1353
Notice of 2020 Annual Meeting of Stockholders
The 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Charah Solutions, Inc. (the “Company”) will be held at 10:00 a.m., Eastern Time, on Friday, June 5, 2020 via live webcast at www.virtualshareholdermeeting.com/CHRA2020. Although we plan to hold the Annual Meeting via live webcast on June 5, 2020, we recognize that the challenging and rapidly changing environment caused by the COVID-19 pandemic may necessitate that we re-evaluate our plans for the Annual Meeting at some point in the future. Should the time or date of the Annual Meeting change, we will announce the change by issuing a press release and filing additional proxy materials with the Securities and Exchange Commission.
The purpose of the Annual Meeting is to consider and take action on the following matters:
1.	Election of the three Class II directors nominated by the Board of Directors;
2.	Ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020; and
3.	Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The Board of Directors recommends that you vote “FOR ALL” for Item 1 and “FOR” for Item 2. The proxy holders will use their discretion to vote on other matters that may properly arise at the Annual Meeting or any adjournment or postponement thereof.
Stockholders of record as of the close of business on April 13, 2020 will be entitled to vote during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CHRA2020. To participate in the Annual Meeting via live webcast, you will need the 16-digit control number, which can be found on the proxy card or Notice of Internet Availability of Proxy Materials provided or the instructions that you receive by e-mail. The Annual Meeting will begin promptly at 10:00 a.m., Eastern Time. Online check-in will begin at 9:30 a.m., Eastern Time. Please allow ample time for the online check-in process.
Holding the Annual Meeting via live webcast allows us to communicate more effectively with more of our stockholders.
Your vote is important. Whether or not you plan to participate in the Annual Meeting, you are encouraged to vote as soon as possible to ensure that your shares are represented at the meeting. If you are a stockholder of record and received a paper copy of the proxy materials by mail, you may vote your shares by proxy using one of the following methods: (i) vote by telephone; (ii) vote via the Internet; or (iii) complete, sign, date and return your proxy card in the postage-paid envelope provided. If you are a stockholder of record and received only a Notice of Internet Availability of Proxy Materials by mail, you may vote your shares by proxy at the Internet site address listed on your Notice. If you hold your shares through an account with a bank, broker or similar organization, please follow the instructions you receive from the stockholder of record to vote your shares.
By Order of the Board of Directors,

Steven A. Brehm
Corporate Secretary
April 24, 2020
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on June 5, 2020:
The Notice of Annual Meeting and Proxy Statement and the 2019 Annual Report to Stockholders are available at www.proxyvote.com.

i

PROXY STATEMENT
The Board of Directors (the “Board of Directors” or the “Board”) of Charah Solutions, Inc. (“Charah Solutions,” the “Company,” “we,” “us” or “our”) is providing these materials to you in connection with the 2020 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 10:00 a.m., Eastern Time, on Friday, June 5, 2020 via live webcast at www.virtualshareholdermeeting.com/CHRA2020.
General Information
Why did I receive these materials?
You received these materials because the Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement includes information that Charah Solutions is required to provide you under the Securities and Exchange Commission rules and regulations (the “SEC rules”) and is designed to assist you in voting your shares.
What is a proxy?
The Board is asking for your proxy. This means you authorize persons selected by the Company to vote your shares at the Annual Meeting in the way that you instruct. All shares represented by valid proxies received and not revoked before the Annual Meeting will be voted in accordance with the stockholder’s specific voting instructions.
Why did I receive a one-page notice regarding Internet availability of proxy materials instead of a full set of proxy materials?
The SEC rules allow companies to choose the method for delivery of proxy materials to stockholders. For most stockholders, the Company has elected to mail a notice regarding the availability of proxy materials on the Internet (the “Notice of Internet Availability”), rather than sending a full set of these materials in the mail. The Notice of Internet Availability, or a full set of the proxy materials (including the Proxy Statement and form of proxy), as applicable, was sent to stockholders beginning April 24, 2020, and the proxy materials were posted on the investors portion of the Company’s website, www.charah.com, and on the website referenced in the Notice of Internet Availability on the same day. Utilizing this method of proxy delivery expedites receipt of proxy materials by the Company’s stockholders and lowers the cost of the Annual Meeting. If you would like to receive a paper or e-mail copy of the proxy materials, you should follow the instructions in the Notice of Internet Availability for requesting a copy.
What is included in these materials?
These materials include:
•	the Notice of Annual Meeting and Proxy Statement; and
•	the 2019 Annual Report to Stockholders, which contains the Company’s audited consolidated and combined financial statements.
If you received a paper copy of these materials by mail, these materials also include the proxy card or voting instruction form for the Annual Meeting.
What items will be voted on at the Annual Meeting?
There are two proposals scheduled to be voted on at the Annual Meeting:
•	the election of the three Class II directors nominated by the Board of Directors; and
•	the ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020.
The Board is not aware of any other matters to be brought before the Annual Meeting. If other matters are properly raised at the Annual Meeting, the proxy holders may vote any shares represented by proxy in their discretion.

What are the Board’s voting recommendations?
The Board recommends that you vote your shares:
•	“FOR ALL” for the election of each of the three Class II directors nominated by the Board of Directors; and
•	“FOR” for the ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020.
Who can participate in the Annual Meeting?
The Annual Meeting will be held exclusively via live webcast. Participation in the Annual Meeting is limited to:
•	stockholders of record as of the close of business on April 13, 2020;
•	holders of valid proxies for the Annual Meeting; and
•	invited guests.
To participate in the Annual Meeting via live webcast, you will need the 16-digit control number, which can be found on the proxy card or Notice of Internet Availability provided or the instructions that you receive by e-mail. The Annual Meeting will begin promptly at 10:00 a.m., Eastern Time, on Friday, June 5, 2020. Online check-in will begin at 9:30 a.m., Eastern Time. Please allow ample time for the online check-in process.
When is the record date and who is entitled to vote?
The Board set April 13, 2020 as the record date. As of the record date, 30,085,535 shares (which includes 197,350 shares of restricted stock that have voting rights but remain subject to certain vesting conditions) of common stock, par value $0.01 per share, of Charah Solutions (the “Common Stock”) were issued and outstanding and 26,000 shares of Series A Preferred Stock, par value $0.01 per share, of Charah Solutions (the “Preferred Stock” and, together with the Common Stock, collectively, the “Voting Stock”) were issued and outstanding. Stockholders are entitled to one vote per share of Common Stock and 364 votes per share of Preferred Stock outstanding on the record date on any matter properly presented at the Annual Meeting.
What is a stockholder of record?
A stockholder of record or registered stockholder is a stockholder whose ownership of Voting Stock is reflected directly on the books and records of Charah Solutions’ transfer agent, American Stock Transfer & Trust Company, LLC. If you hold Voting Stock through an account with a bank, broker or similar organization, you are considered the beneficial owner of shares held in street name and are not a stockholder of record. For shares held in street name, the stockholder of record is your bank, broker or similar organization. Charah Solutions only has access to ownership records for the registered shares.
How do I vote?
You may vote by any of the following methods:
•
Remotely. Stockholders of record and beneficial owners of shares held in street name may participate in the Annual Meeting via live webcast and cast their vote online during the meeting prior to the closing of the polls by visiting www.virtualshareholdermeeting.com/CHRA2020.

•
By telephone or via the Internet. Stockholders of record may vote by proxy, by telephone or via the Internet, by following the instructions included in the proxy card or Notice of Internet Availability provided or the instructions that you receive by e-mail. If you are a beneficial owner of shares held in street name, your ability to vote by telephone or via the Internet depends on the voting procedures of the stockholder of record (e.g., your bank, broker or other nominee). Please follow the instructions included in the voting instruction form or Notice of Internet Availability provided to you by the stockholder of record.

•	By mail. Stockholders of record and beneficial owners of shares held in street name may vote by proxy by completing, signing, dating and returning the proxy card or voting instruction form provided.

How can I revoke my proxy or change my vote?
Stockholders of record. You may revoke your proxy or change your vote at any time prior to the taking of the vote at the Annual Meeting by (i) submitting a written notice of revocation to the Company’s Corporate Secretary at Charah Solutions, Inc., 12601 Plantside Drive, Louisville, Kentucky 40299; (ii) delivering a proxy bearing a later date using any of the voting methods described in the immediately preceding Q&A, including by telephone or via the Internet, and until the applicable deadline for each method specified in the accompanying proxy card or the Notice of Internet Availability; or (iii) participating in the Annual Meeting via live webcast and voting online during the meeting prior to the closing of the polls. Participation in the Annual Meeting will not cause your previously granted proxy to be revoked unless you vote online during the meeting prior to the closing of the polls. For all methods of voting, the last vote cast will supersede all previous votes.
Beneficial owners of shares held in street name. You may revoke or change your voting instructions by following the specific instructions provided to you by the stockholder of record (e.g., your bank, broker or other nominee).
What happens if I vote by proxy and do not provide specific voting instructions?
Stockholders of record. If you are a stockholder of record and you vote by proxy, by telephone, via the Internet or by returning a properly executed and dated proxy card by mail, without providing specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the Annual Meeting.
Beneficial owners of shares held in street name. If you are a beneficial owner of shares held in street name and you do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine” matter, the organization that holds your shares will inform the inspector of elections that it does not have the authority to vote on that matter with respect to your shares. This is referred to as a “broker non-vote.”
Proposal 1, the election of directors, is a “non-routine” matter. Consequently, without your voting instructions, the organization that holds your shares cannot vote your shares on this proposal. Proposal 2, the ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020, is considered a “routine” matter.
What is the voting requirement to approve each of the proposals?
•
Proposal 1, Election of Directors. Directors shall be elected by a plurality of the votes cast (meaning that the three Class II director nominees who receive the highest number of votes cast “for” their election will be elected as directors).

•
Proposal 2, Ratification of the Appointment of Independent Registered Public Accounting Firm. Ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020 requires the affirmative vote of a majority of the voting power of the outstanding shares of Voting Stock present or represented by proxy and entitled to vote on the proposal (meaning that of the total votes of all shares of Voting Stock present or represented by proxy at the Annual Meeting and entitled to vote, a majority of them must be “for” the proposal for it to be approved).

•
Other Items. Approval of any other matters requires the affirmative vote of a majority of the voting power of the outstanding shares of Voting Stock present or represented by proxy and entitled to vote on the item (meaning that of the total votes of all shares of Voting Stock present or represented by proxy at the Annual Meeting and entitled to vote, a majority of them must be “for” the item for it to be approved).

What is the quorum for the Annual Meeting? How are “withhold” votes, abstentions and broker non-votes treated?
The presence, by participating remotely via live webcast or by proxy, of the holders of a majority of the voting power of all of the outstanding shares entitled to vote is necessary for the transaction of business at the Annual

Meeting. Your shares are counted as being present if you participate remotely via live webcast or vote by telephone, via the Internet or by returning a properly executed and dated proxy card or voting instruction form by mail. “Withhold” votes, abstentions and broker non-votes are counted as present for the purpose of determining a quorum for the Annual Meeting.
With respect to Proposal 1, the election of directors, only “for” and “withhold” votes may be cast. Broker non-votes are not considered votes cast for the foregoing purpose and will therefore have no effect on the election of director nominees. “Withhold” votes will also have no effect on the election of director nominees.
With respect to Proposal 2, the ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020, you may vote “for” or “against” this proposal, or you may “abstain” from voting on this proposal. An abstention will be counted as a vote present or represented and entitled to vote on this proposal and will have the same effect as a vote “against” this proposal, and a broker non-vote will not be considered entitled to vote on this proposal and will therefore have no effect on its outcome. As discussed above, because Proposal 2, the ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020, is considered a “routine” matter, we do not expect any broker non-votes with respect to this proposal.
Who are the proxy holders and how will they vote?
The persons named as attorneys-in-fact in the proxies, Scott A. Sewell, Roger D. Shannon and Steven A. Brehm, were selected by the Board and are officers and, with respect to Mr. Sewell, a director of the Company. If you are a stockholder of record and you return a properly executed and dated proxy card but do not provide specific voting instructions, your shares will be voted on the proposals as follows:
•	“FOR ALL” for the election of each of the three Class II directors nominated by the Board of Directors; and
•	“FOR” for the ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020.
If other matters properly come before the Annual Meeting and you do not provide specific voting instructions, your shares will be voted on such matters in the discretion of the proxy holders.
Who pays for solicitation of proxies?
The Company is paying the cost of soliciting proxies and will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their proxies. In addition to soliciting the proxies by mail and the Internet, certain of the Company’s directors, officers and employees, without compensation, may solicit proxies personally or by telephone, facsimile and e-mail.
What if I have difficulties locating my 16-digit control number prior to the day of the Annual Meeting on June 5, 2020?
Prior to the day of the Annual Meeting on June 5, 2020, if you need assistance with your 16-digit control number and you are a stockholder of record, please call or e-mail Steven A. Brehm, the Company’s Corporate Secretary, at (502) 245-1353 or sbrehm@charah.com for assistance. If you are a beneficial owner of shares held in street name, you will need to contact the stockholder of record (e.g., your bank, broker or other nominee) for assistance with your 16-digit control number.
What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the live webcast of the meeting?
If you encounter any difficulties accessing the live webcast of the Annual Meeting during the online check-in process or during the meeting itself, please call the technical assistance number available at www.virtualshareholdermeeting.com/CHRA2020. Technicians will be ready to assist you beginning at 9:30 a.m., Eastern Time, with any difficulties.
Where can I find the voting results of the Annual Meeting?
The Company will announce preliminary or final voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) within four business days of the completion of the meeting.

Security Ownership of Certain Beneficial Owners and Management
The table below provides information about the beneficial ownership of the Voting Stock as of April 13, 2020, by each person known by the Company to beneficially own more than 5% of the outstanding shares of any class or series of the Voting Stock as well as by each director, director nominee and named executive officer and by all directors and executive officers as a group. In computing the number of shares beneficially owned, shares deemed outstanding include shares of restricted Common Stock, given such shares have voting rights. The ownership percentage is based on 30,085,535 shares of Common Stock and 26,000 shares of Preferred Stock, in each case, outstanding as of April 13, 2020. Except as otherwise indicated in the footnotes below, each of the persons named in the table has sole voting and investment power with respect to the securities indicated as beneficially owned by such person, subject to community property laws where applicable. Unless otherwise indicated in the footnotes below, the address for each of the beneficial owners is c/o Charah Solutions, Inc., 12601 Plantside Drive, Louisville, Kentucky 40299.
Until conversion, the holders of the Preferred Stock vote together with the Common Stock on an as-converted basis and also have rights to vote as a separate class on certain customary matters impacting the Preferred Stock.
Name	Number of Shares of Common Stock and Nature of Beneficial Ownership	Percentage of Common Stock	Number of Shares of Preferred Stock	Percentage of Preferred Stock	Percentage of Voting Stock
Principal Stockholders:
BCP Energy Services Fund-A, LP	7,277,549(1)	24.2%	—	—	18.4%
BCP Energy Services Fund, LP	5,252,369(1)	17.5%	—	—	13.3%
Charah Holdings LP	2,926,003(1)	9.7%	—	—	7.4%
Charah Preferred Stock Aggregator, LP	—	—	26,000	100.0%	23.9%
CEP Holdings, Inc.	4,376,178(2)	14.5%	—	—	11.1%
American Century Investment Management, Inc. and related entities	3,027,491(3)	10.1%	—	—	7.7%
Directors, Director Nominees and Named Executive Officers:
Scott A. Sewell	385,934	1.3%	—	—	1.0%
Dorsey “Ron” McCall	391,260	1.3%	—	—	1.0%
Roger D. Shannon	145,274	*	—	—	*
Charles E. Price	4,376,178(4)	14.5%	—	—	11.1%
Jack A. Blossman, Jr.	34,886	*	—	—	*
Mignon L. Clyburn	21,552	*	—	—	*
Brian K. Ferraioli	38,236	*	—	—	*
Robert C. Flexon	42,386	*	—	—	*
Mark Spender	—	—	—	—	*
Stephen R. Tritch	42,841	*	—	—	*
Directors and executive officers as a group (9 persons)	1,102,369	3.7%	—	—	2.8%
*	Less than 1%.
(1)
Bernhard Capital Partners Management, LP’s (“BCP’s”) interest is held through Charah Holdings LP (“Charah Holdings”), BCP Energy Services Fund-A, LP and BCP Energy Services Fund, LP (collectively, the “BCP Energy Services Funds”) and Charah Preferred Stock Aggregator, LP. The general partner of Charah Holdings is Charah Holdings GP LLC. Charah Holdings GP LLC is owned by the BCP Energy Services Funds. The general partner of Charah Preferred Stock Aggregator, LP is Charah Preferred Stock Aggregator GP, LLC. The general partner of both the BCP Energy Services Funds and Charah Preferred Stock Aggregator GP, LLC is BCP Energy Services Fund GP, LP, and the general partner of BCP Energy Services Fund GP, LP is BCP Energy Services Fund UGP, LLC. BCP Energy Services Fund UGP, LLC is managed by J.M. Bernhard, Jr. and Jeff Jenkins. Each of the BCP entities and Messrs. Bernhard and Jenkins may be deemed to beneficially own such shares directly or indirectly controlled, but each disclaims beneficial ownership of such shares in excess of its or his pecuniary interest therein. The address of each of the BCP entities and Messrs. Bernhard and Jenkins is 400 Convention Street, Suite 1010, Baton Rouge, Louisiana 70802.

(2)
Charles E. Price, the Company’s former President and Chief Executive Officer, is the sole stockholder and director of CEP Holdings, Inc. (“CEP Holdings”) and, in such capacities, he may be deemed to be a beneficial owner of the Common Stock held by CEP Holdings.

(3)
This information is based upon a Schedule 13G/A filed with the SEC on February 11, 2020 jointly by American Century Capital Portfolios, Inc., American Century Companies, Inc., American Century Investment Management, Inc. and Stowers Institute for Medical Research, each of whose address is 4500 Main Street, 9th Floor, Kansas City, Missouri 64111. The Schedule 13G/A reports that each of American Century Companies, Inc., American Century Investment Management, Inc. and Stowers Institute for Medical Research has sole voting power over 2,830,544 shares, shared voting power over no shares and sole dispositive power over all of such shares; and American Century Capital Portfolios, Inc. has sole voting and dispositive power over 2,005,000 shares and shared voting and dispositive power over no shares.

(4)	Consists of 4,376,178 shares held by CEP Holdings. Mr. Price has sole voting and dispositive power over all of such shares.

Proposal 1:
Election of Directors
The number of directors is currently fixed at eight. The Company’s Amended and Restated Certificate of Incorporation provides for a classified Board of Directors under which the Board is divided into three classes of directors, designated Class I, Class II and Class III, with each class as nearly equal in number as is reasonably possible. The three nominees standing for election as Class II directors at the Annual Meeting are: Jack A. Blossman, Jr., Dorsey “Ron” McCall and Scott A. Sewell.
If elected, each nominee will serve for a three-year term expiring at the 2023 Annual Meeting of Stockholders or until his successor is duly elected and qualified. All of the nominees are currently serving as directors and have agreed to be named in this Proxy Statement and to serve if elected.
Although the Company knows of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders intend to vote your shares for any substitute nominee proposed by the Board.
The Board of Directors recommends that you vote “FOR ALL” for the election of the three nominees listed below. Unless otherwise specified, proxies will be voted “FOR ALL” for the election of the three nominees listed below.
Director Nominees
Listed below are the three persons nominated for election to the Board of Directors. The following paragraphs include information about each director nominee’s business background, as furnished to the Company by the nominee, and additional experience, qualifications, attributes or skills that led the Board of Directors to conclude that the nominee should serve on the Board.
Nominees for Election as Class II Directors – Term to Expire in 2020
Jack A. Blossman, Jr.
Mr. Blossman, 55, has been a member of the Board since June 2018. Mr. Blossman has been a practicing attorney for more than 25 years, primarily focusing his practice on the utility regulatory field. He is Of Counsel at the New Orleans law firm of Milling Benson Woodward LLP, which he joined in 2017. Prior to his current role, Mr. Blossman worked as a solo practitioner and general consultant. He was a member of the Louisiana Public Service Commission from 1996 to 2008, and served two terms as its Chairman from 2002 to 2003 and from 2007 to 2008. From 1993 to 2008, Mr. Blossman served on the board of directors of Parish National Bank before it was acquired by Whitney Holding Corporation. Mr. Blossman currently sits on the Board of Trustees of Louisiana State University. Mr. Blossman holds a bachelor’s degree in general studies from Louisiana State University and a J.D. from Southern University School of Law.
Because of his energy, regulatory and financial experience and legal background, the Board of Directors believes that Mr. Blossman is well qualified to serve on the Board. Mr. Blossman was recommended to the Board of Directors by BCP and, if elected, will be designated as a BCP Director (as defined in the Stockholders’ Agreement, as discussed below) by the Board pursuant to the Stockholders’ Agreement.
Dorsey “Ron” McCall
Mr. McCall, 72, has been a member of the Board since January 2018. Mr. McCall has served as Senior Vice President of Charah Solutions since 2018 and as Chief Executive Officer of Allied Power Management, LLC, a subsidiary of Charah Solutions (“Allied Power Management”), since he joined the Company in June 2017. From January 2016 to June 2017, Mr. McCall worked as an independent consultant. Prior to that, Mr. McCall served as President of the Plant Services Division at Chicago Bridge & Iron Company N.V. (formerly The Shaw Group Inc.), a large engineering, procurement and construction company acquired by McDermott International, Inc. in February 2018, from 2002 to January 2016 and as Senior Vice President of Turner Industries’ Western Division for nearly 25 years. Mr. McCall has extensive knowledge in all aspects of project management, including nuclear outages, refinery turnarounds, and major construction and maintenance projects, both domestic and international. Mr. McCall received his bachelor’s degree in education from McNeese State University.
Because of his broad knowledge of the power generation industry, the Board of Directors believes Mr. McCall is well qualified to serve on the Board.

Scott A. Sewell
Mr. Sewell, 40, has been a member of the Board since January 2019. Mr. Sewell has served as President and Chief Executive Officer of Charah Solutions since January 2019. Prior to that, Mr. Sewell held several other leadership positions with Charah Solutions, including Chief Operating Officer from 2013 to January 2019, Senior Vice President of Operations from 2012 to 2013, Vice President of Operations from 2010 to 2012, and Operations Manager from 2008 to 2010. Prior to joining Charah Solutions, he worked for Bechtel Corporation from 2002 to 2007. He is a Six Sigma Yellow Belt and holds professional affiliations as a member of the Project Management Institute, the Association of Equipment Management Professionals and the International Erosion Control Association. Mr. Sewell holds a bachelor’s degree in international business from the College of Charleston in South Carolina.
Because of his broad knowledge of the power generation industry, the Board of Directors believes Mr. Sewell is well qualified to serve on the Board.
Continuing Directors
The following paragraphs include information about each continuing director’s business background, as furnished to the Company by the director, and additional experience, qualifications, attributes or skills that led the Board of Directors to conclude that the director should serve on the Board.
Class III Directors – Term to Expire in 2021
Brian K. Ferraioli
Mr. Ferraioli, 64, has been a member of the Board since June 2018. Mr. Ferraioli has served as Chairman of the board of directors of Atlas Technical Consultants, Inc., a leading provider of professional testing, inspection, engineering, program management and consulting services, since February 2020. He is also an operating partner at BCP, a private equity management firm which directly and indirectly through certain affiliates owns approximately 63% of the total voting power of the outstanding shares of the Voting Stock, including the Preferred Stock on an as-converted basis. Mr. Ferraioli served as Executive Vice President and Chief Financial Officer of KBR, Inc., a global engineering, construction and services company supporting the hydrocarbons and government services industries, from 2013 to 2017. Prior to KBR, he was Executive Vice President and Chief Financial Officer at The Shaw Group Inc. (now part of McDermott International, Inc.), then an engineering, construction and fabrication company serving the electric power generation, hydrocarbons and government services industries, from 2007 to 2013, when the company was acquired by Chicago Bridge & Iron Company N.V. Prior to joining The Shaw Group, Mr. Ferraioli worked 28 years in various executive finance and accounting functions with Foster Wheeler AG (now part of the John Wood Group), then a Swiss global conglomerate that provided design, engineering, construction, manufacturing, development and plant operations for the electric power generation and hydrocarbons industries. Mr. Ferraioli also serves on the boards of directors of Vistra Energy Corp., an integrated retail and power generation company, and Team, Inc., a provider of specialty industrial services, including heat treating and inspection services. Previously, he was a director of Babcock & Wilcox Enterprises, Inc. and its predecessor company, Babcock & Wilcox, Inc. He is also a National Association of Corporate Directors Governance Fellow. Mr. Ferraioli holds a bachelor’s degree in accounting from Seton Hall University and an M.B.A. from Columbia University.
Because of his extensive background in the power generation industry and with publicly traded companies, the Board of Directors believes Mr. Ferraioli is well qualified to serve on the Board. Mr. Ferraioli has been designated as a BCP Director by the Board of Directors pursuant to the Stockholders’ Agreement.
Mark Spender
Mr. Spender, 42, has been a member of the Board since January 2018. Mr. Spender is a Managing Director and member of the Investment Committee at BCP, a private equity management firm which directly and indirectly through certain affiliates owns approximately 63% of the total voting power of the outstanding shares of the Voting Stock, including the Preferred Stock on an as-converted basis. Since joining BCP in October 2015, Mr. Spender has led the firm’s investments in the environmental and utility services industries. Prior to his roles at BCP, Mr. Spender was a Managing Director in the Global Industrials Group in the Investment Banking Department at Credit Suisse, a leading financial services company, where he began his career in 2000.

Mr. Spender also held various roles in the Investment Banking Department at UBS from 2004 to 2011. During his more than 15 years in investment banking, Mr. Spender focused on a variety of industrial subsectors, including engineering and construction, building products and construction materials, and industrial distribution. Mr. Spender holds a B.B.A. in finance with highest distinction from the University of Michigan’s Ross School of Business.
Because of his extensive knowledge of the power generation industry and his involvement and directorship with our predecessor companies, the Board of Directors believes Mr. Spender is well qualified to serve on the Board. Mr. Spender has been designated as a BCP Director by the Board of Directors pursuant to the Stockholders’ Agreement.
Stephen R. Tritch
Mr. Tritch, 70, has been a member of the Board since June 2018. Mr. Tritch has also served as Chairman of the Board since June 2018. Mr. Tritch previously served as the Chairman of Westinghouse Electric Company, LLC from March 2004 to July 2010. He also served as Chief Executive Officer and President of Westinghouse from July 2002 to June 2008. Mr. Tritch’s previous management experience at Westinghouse also includes serving as Senior Vice President of Nuclear Fuel and as Senior Vice President of Nuclear Services. He began his Westinghouse career in 1971 as a Product Engineer in the Power Circuit Break Division. Mr. Tritch has served as a director of Koppers Holding Inc. since May 2009, including serving as its Chairman since November 2018. Mr. Tritch served as a director of PaR Systems, Inc. from November 2010 to November 2017. He also served as a director of The Shaw Group Inc. from April 2009 to February 2013. He holds a bachelor’s degree in mechanical engineering and an M.B.A. from the University of Pittsburgh.
Because of his broad knowledge of the nuclear services and power industries, the Board of Directors believes Mr. Tritch is well qualified to serve on the Board. Mr. Tritch has been designated as a BCP Director by the Board of Directors pursuant to the Stockholders’ Agreement.
Class I Directors — Term to Expire in 2022
Mignon L. Clyburn
Ms. Clyburn, 58, has been a member of the Board since March 2019. Ms. Clyburn is President of MLC Strategies, LLC, a Washington, D.C.-based consulting firm, a position she has held since January 2019. Previously, Ms. Clyburn served as a Commissioner of the U.S. Federal Communications Commission (the “FCC”) from 2009 to 2018, including as acting chair. While at the FCC, she was committed to closing the digital divide and championed the modernization of the agency’s Lifeline Program, which assists low-income consumers with voice and broadband service. In addition, Ms. Clyburn promoted diversity in media ownership, initiated Inmate Calling Services reforms, supported inclusion in STEM opportunities and fought for an Open Internet. Prior to her federal appointment, she served 11 years on the Public Service Commission of South Carolina and worked for nearly 15 years as publisher of the Coastal Times, a Charleston weekly newspaper focused on the African American community. Ms. Clyburn holds a bachelor’s degree in banking, finance and economics from the University of South Carolina.
Because of her experience as a state regulator of investor-owned utilities and as a federal commissioner in the technology and telecommunications fields and her background as a successful business executive, the Board of Directors believes Ms. Clyburn is well qualified to serve on the Board. Ms. Clyburn was recommended to the Board of Directors by BCP and has been designated as a BCP Director by the Board pursuant to the Stockholders’ Agreement.
Robert C. Flexon
Mr. Flexon, 61, has been a member of the Board since June 2018. Mr. Flexon most recently retired from his role as President and Chief Executive Officer of Dynegy Inc., an electric company based in Houston, Texas until merging with Vistra Energy Corp. in April 2018, a position he held from June 2011 to June 2018. Prior to joining Dynegy, Mr. Flexon served as President and Chief Executive Officer of Foster Wheeler USA Corporation from November 2009 to May 2010. He served as Chief Financial Officer of NRG Energy, Inc. from March 2009 to November 2009 and from March 2004 to March 2008 as well as its Chief Operating Officer from March 2008 to March 2009. Prior to joining NRG, Mr. Flexon served as a Vice President in various capacities at Hercules

Inc., which he joined in 2000. Previously, Mr. Flexon served with Atlantic Richfield Company for more than 10 years, including as General Auditor from 1998 to 2000, Franchise Manager of ARCO Products from 1996 to 1998 and Controller of ARCO Products from 1995 to 1996. He began his career with the former Coopers & Lybrand public accounting firm in 1980. He has served as a director of Capstone Turbine Corporation since April 2018 and TransAlta Corporation since April 2019. Mr. Flexon served as a director of Dynegy Inc. from 2011 to 2018, Foster Wheeler AG from May 2006 to November 2009 and from May 2010 to October 2010 and Westmoreland Coal Company from 2016 to 2019. Mr. Flexon is a certified public accountant (inactive) and holds a bachelor’s degree in accounting from Villanova University.
Because of his broad knowledge of the power generation industry, the Board of Directors believes Mr. Flexon is well qualified to serve on the Board.

Corporate Governance
The Board of Directors
The Company is governed by the Board of Directors and its various committees. The Board and its committees have general oversight responsibility for the affairs of the Company. In exercising its fiduciary duties, the Board represents and acts on behalf of the Company’s stockholders. The Board has adopted written corporate governance policies, principles and guidelines, known as the Corporate Governance Guidelines. The Board also has adopted (i) a Financial Code of Ethics, which applies to the Company’s principal executive officer, principal financial officer and principal accounting officer or controller and all persons performing similar functions for the Company; and (ii) a Code of Business Conduct and Ethics, which applies to the directors, officers, employees and agents of the Company and its subsidiaries, and members of their immediate family. The Financial Code of Ethics and the Code of Business Conduct and Ethics include guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting and other related topics.
Documents Available
All of the Company’s corporate governance materials, including the charters for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, as well as the Corporate Governance Guidelines, the Financial Code of Ethics and the Code of Business Conduct and Ethics, are published on the investors portion of the Company’s website, www.charah.com. These materials are also available in print free of charge to any stockholder upon request by contacting the Company in writing at Charah Solutions, Inc., 12601 Plantside Drive, Louisville, Kentucky 40299, Attention: Investor Relations, or by telephone at (502) 245-1353. Any modifications to these corporate governance materials will be reflected, and the Company intends to post any amendments to, or waivers from, the Financial Code of Ethics (to the extent required to be disclosed pursuant to Form 8-K) on the investors portion of the Company’s website, www.charah.com. By referring to the Company’s website, www.charah.com, or any portion thereof, including the investors portion of the Company’s website, the Company does not incorporate its website or its contents into this Proxy Statement.
Director Independence
Because BCP, directly and indirectly through certain affiliates, beneficially owns (or otherwise has the right to vote or direct the vote of) more than 50% of the outstanding shares of the Voting Stock, the Company qualifies as a “controlled company” for purposes of the New York Stock Exchange rules (the “NYSE rules”) and, therefore, is not required to comply with all of the requirements of those rules, including the requirement that a listed company have a majority of independent directors. Nevertheless, Charah Solutions does not avail itself of the exceptions from such requirements.
The Board believes that a majority of its members are independent under the applicable NYSE rules and SEC rules. The NYSE rules provide that a director does not qualify as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). The NYSE rules recommend that a board of directors consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with a company.
In March 2020, the Board of Directors, with the assistance of the Nominating and Corporate Governance Committee, conducted an evaluation of director independence based on the NYSE rules and the SEC rules. The Board considered all relationships and transactions between each director (and his or her immediate family members and affiliates) and each of Charah Solutions, its management and its independent registered public accounting firm, as well as the transactions described below under “—Related Party Transactions.” As a result of this evaluation, the Board determined that each of Messrs. Blossman, Ferraioli, Flexon, Spender and Tritch and Mses. Babineaux-Fontenot (who served as a director until her term expired at the Company’s 2019 Annual Meeting of Stockholders) and Clyburn is an independent director under the NYSE rules and the SEC rules. The Board also determined that each member of the Audit, Compensation, and Nominating and Corporate Governance Committees (see membership information below under “—Board Committees”) is independent, including that each member of the Audit Committee is “independent” as that term is defined under Rule 10A-3(b)(1)(ii) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Board Leadership Structure
The Board believes that the existing leadership structure, under which Mr. Stephen R. Tritch serves as Chairman of the Board and Mr. Scott A. Sewell serves as President and Chief Executive Officer, is the most appropriate and in the best interests of Charah Solutions and its stockholders at this time. Given the Company’s current needs, the Board believes this structure is optimal as it allows Mr. Sewell to focus on providing the day-to-day leadership of the Company, while allowing Mr. Tritch to focus on providing guidance to Mr. Sewell and setting the agenda for Board meetings and presiding over meetings of the Board. Although the Board believes that this leadership structure is currently in the best interests of Charah Solutions and its stockholders, the Board has the flexibility to elect the same individual to the position of Chairman of the Board and Chief Executive Officer if, in the future, the Board determines that returning to such a leadership structure would be appropriate.
Board Committees
The Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Committee members and committee chairs are appointed by the Board. The members and chairs of these committees are identified in the following table:
Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jack A. Blossman, Jr.			Chair
Mignon L. Clyburn		Member	Member
Brian K. Ferraioli	Chair
Robert C. Flexon	Member	Chair
Dorsey “Ron” McCall
Scott A. Sewell
Mark Spender		Member	Member
Stephen R. Tritch	Member

Each committee of the Board of Directors functions pursuant to a written charter adopted by the Board. The following table provides information about the operation and key functions of these committees:
Committee	Key Functions and Additional Information		Number of Meetings in Fiscal 2019
Audit Committee	•	Assists the Board in its oversight of (i) the integrity of the Company’s financial statements and financial reporting process, (ii) the systems of internal accounting and financial controls, (iii) the performance of the Company’s internal audit function and the Company’s independent registered public accounting firm, (iv) the qualifications and independence of the Company’s independent registered public accounting firm and (v) the Company’s compliance with legal and regulatory requirements.	5
	•	Appoints, compensates, retains, evaluates and oversees the Company’s independent registered public accounting firm.
	•	Reviews and discusses with management and the Company’s independent registered public accounting firm the annual and quarterly financial statements.
	•	Reviews and discusses with management the quarterly earnings releases.
	•	Pre-approves all audit and permissible non-audit services proposed to be performed by the Company’s independent registered public accounting firm.
	•	Reviews and, if appropriate, approves or ratifies related party transactions.
•
Discusses with management, the Company’s independent registered public accounting firm and Company personnel responsible for the Company’s internal audit function the adequacy and effectiveness of the Company’s accounting and financial controls.

	•	Reviews and discusses with management the Company’s policies and guidelines with respect to risk assessment and risk management.
•
The Board of Directors has determined that Mr. Ferraioli is an “audit committee financial expert” within the meaning of the SEC rules and that each of Messrs. Ferraioli, Flexon and Tritch is “financially literate” and has accounting or related financial management expertise, in each case as determined by the Board, in its business judgment.

Compensation Committee	•	Approves the corporate goals and objectives relevant to the Chief Executive Officer’s compensation and evaluates the Chief Executive Officer’s performance against the goals.	6
	•	Approves the compensation of the other senior executive officers of the Company.
	•	Recommends to the Board for approval the total compensation for directors.
	•	Approves employment agreements, severance agreements and change of control agreements with the senior executive officers of the Company.
	•	Oversees regulatory compliance regarding compensation matters.
•
Develops and reviews periodically succession plans of the Chief Executive Officer and the other senior executive officers of the Company, and screens and recommends to the Board for approval candidate(s) for Chief Executive Officer and other senior executive officers of the Company.

Committee	Key Functions and Additional Information		Number of Meetings in Fiscal 2019
Nominating and Corporate Governance Committee	•	Identifies, evaluates and recommends director candidates to the Board.	6
	•	Determines the qualifications for membership on the Board and its committees and reviews these qualifications with the Board periodically.
	•	Makes recommendations to the Board concerning committee member appointments and committee leadership.
	•	Makes recommendations to the Board with respect to determinations of director independence.
	•	Oversees annual performance evaluation of the Board and the committees of the Board.
	•	Develops and oversees director education and new director onboarding.
	•	Considers and recommends to the Board other actions relating to corporate governance.
The Board may also establish other committees from time to time as it deems necessary. During fiscal 2019, the Board established an ad hoc special committee (the “Special Committee”) to consider potential strategic transactions, including the issuance of the Preferred Stock to an affiliate of BCP. The Special Committee consisted of Messrs. Flexon, Tritch and Blossman and Ms. Clyburn and met three times during fiscal 2019. The members of the Special Committee are not officers of the Company or affiliated with, or employed by, any member of BCP or its affiliates and received no additional compensation for serving on the Special Committee.
Director Meeting Attendance
The Board of Directors held thirteen meetings during fiscal 2019. Each incumbent director attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which the director served during fiscal 2019. It is the Board’s policy that the directors should attend the Company’s annual meeting of stockholders. All eight of the Company’s directors attended the 2019 Annual Meeting of Stockholders.
Pursuant to the Company’s Corporate Governance Guidelines, the independent directors meet in regularly scheduled executive sessions without management in connection with each regularly scheduled Board meeting or as is otherwise required by the NYSE rules, and at other times as necessary. Mr. Tritch, as Chairman of the Board, presides over these executive sessions.
Director Nomination Process
The Nominating and Corporate Governance Committee is responsible for identifying and evaluating individuals qualified to become members of the Board and for recommending to the Board the individuals for nomination as members, including nominees recommended by stockholders of the Company. When formulating its Board membership recommendations, the Nominating and Corporate Governance Committee considers advice and recommendations from stockholders, management and others as it deems appropriate, and also takes into account the performance of incumbent directors in determining whether to recommend them to stand for re-election at the annual meeting of stockholders. After the completion of interviews (including, as appropriate, with other Board members, the Chief Executive Officer and other members of senior management) and reference checks of identified candidates, the Nominating and Corporate Governance Committee will meet in person or by conference call to discuss and make recommendations to the Board with respect to the candidates. The full Board will then vote on the committee’s recommendations. Those candidates approved by a majority of the Board shall be nominated for election by the Company’s stockholders at the next annual meeting.
The Company seeks to align Board composition with the Company’s strategic direction so that Board members bring skills, experience and backgrounds that are relevant to the key strategic and operational issues that they will oversee and approve. Director candidates are typically selected for their integrity and character, sound, independent judgment, track record of accomplishment in leadership roles, as well as their professional and corporate expertise, skills and experience. In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee considers the following criteria, in addition to other factors it may determine appropriate: (i) the independence, judgment, strength of character, reputation in the business community, ethics and integrity of the individual; (ii) the business or other relevant experience, skills and knowledge that the individual may have that will enable him or her to provide effective oversight of the Company’s business; (iii) the fit of the individual’s skill set and personality with those of the other Board members so as to build a Board that works together effectively and constructively; and (iv) the individual’s ability to devote sufficient time to carry out his or her responsibilities as a director in light of his or her occupation and the number of boards of directors of other public companies on which he or she serves.
Neither the Nominating and Corporate Governance Committee nor the Board has a specific policy with regard to the consideration of diversity in identifying director nominees. However, the Board believes that men and women of different ages, races, and ethnic and cultural backgrounds can contribute different and useful perspectives, and can work effectively together to further the Company’s objectives, and a candidate’s diversity is one of the criteria that the Nominating and Corporate Governance Committee considers in evaluating potential director nominees.
The Nominating and Corporate Governance Committee may, at its discretion, hire third parties to assist in the identification and evaluation of director nominees.
Stockholder Recommendations of Director Candidates
Recommendations by stockholders for director candidates to be considered for the 2021 Annual Meeting of Stockholders must be in writing and received by the Company’s Corporate Secretary at Charah Solutions, Inc., 12601 Plantside Drive, Louisville, Kentucky 40299 not earlier than February 5, 2021 and not later than March 7, 2021. However, in the event that the date of the 2021 Annual Meeting of Stockholders is scheduled for a date that is more than 30 days before or more than 60 days after June 5, 2021, notice by the stockholder to be timely must be so received no later than the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.
The notice must contain certain information about the nominee and the stockholder submitting the nomination as set forth in the Company’s Amended and Restated Bylaws. With respect to the nominee, the notice must contain, among other things, (i) a completed and signed questionnaire, representation and agreement in a form provided by the Company, which form the stockholder submitting the nomination must request from the Company’s Corporate Secretary in writing with no less than seven days advance notice; (ii) a written representation and agreement (in the form provided by the Company’s Corporate Secretary upon written request) that such nominee (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such nominee, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (2) any Voting Commitment that could limit or interfere with such nominee’s ability to comply, if elected as a director of the Company, with such nominee’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Company and (C) in such nominee’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company; and (iii) any other information regarding the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with a contested solicitation of proxies for the election of directors or that the Company may reasonably require to determine the eligibility of the nominee to serve as a director of the Company. With respect to the stockholder submitting the nomination, the notice must contain: (i) the name and address, as they appear on the Company’s books, of such stockholder and any Stockholder Associated Person (as defined in the Company’s Amended and Restated Bylaws); (ii) the class or series and number of shares of the Company owned of record or beneficially by such stockholder or any Stockholder Associated Person; (iii) any derivative positions held of record or beneficially by such stockholder or any Stockholder Associated Person related to, or the value of which is derived in whole or in part from, the value of any class or series of the Company’s shares; (iv) a complete and accurate description of any agreement, arrangement or understanding between or among such stockholder and such stockholder’s Stockholder Associated Person and any other person(s) in connection with such stockholder’s director nomination and the name and address of any other person(s) or entity or entities known to the stockholder to support such nomination; (v) a description of any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or any Stockholder Associated Person has a right to vote, directly or indirectly, any shares of any security of the Company; (vi) any short interest in any security of the Company held by such stockholder or any Stockholder Associated Person; (vii) any rights to dividends on the shares of the Company owned beneficially by such stockholder or by any Stockholder Associated Person that are separated or separable from the underlying shares of the Company; (viii) any proportionate interest in shares of the Company or derivative positions held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; (ix) any performance-related fees (other than an asset-based fee) that such stockholder or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Company or derivative positions, if any, as of the date of such notice, including, without limitation, any such interests held by members of such stockholder’s or any Stockholder Associated Person’s immediate family sharing the same household; (x) any other information regarding such stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with a contested solicitation of proxies for the election of directors; (xi) a representation that such stockholder is a holder of record of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to bring such nomination before the meeting; and (xii) a representation as to whether such stockholder or any Stockholder Associated Person intends to, or is part of a group which intends to, deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or otherwise to solicit proxies from stockholders in support of such nomination.
A stockholder who is interested in recommending a director candidate should request a copy of the Company’s Amended and Restated Bylaws by writing to the Company’s Corporate Secretary at Charah Solutions, Inc., 12601 Plantside Drive, Louisville, Kentucky 40299. Recommended candidates will be subject to a background check by a qualified firm of the Company’s choosing. Appropriate submission of a recommendation by a stockholder does not guarantee the selection of the stockholder’s candidate or the inclusion of the candidate in the Company’s proxy materials; however, the Nominating and Corporate Governance Committee will consider any such candidate in accordance with the director nomination process described above.
Annual Evaluation of Directors and Board Committee Members
The Board of Directors evaluates the performance of each director, each committee of the Board, the Chairman and the Board of Directors as a whole on an annual basis. In connection with this annual self-evaluation, each director records his or her views on the performance of each director standing for re-election, each committee of the Board, the Chairman and the Board of Directors as a whole. The entire Board of Directors reviews the results of these reports and determines what, if any, actions should be taken in the upcoming year to improve its effectiveness and the effectiveness of each director and committee.
Policy for Review of Related Party Transactions
Pursuant to the Company’s Related Party Transactions Policy, the Audit Committee reviews all of the relevant facts and circumstances of related party transactions and either approves or disapproves entry into the related party transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a related party transaction, the Audit Committee takes into account, among other factors, the following:
•	the position within or relationship of the related party with the Company;
•	the materiality of the transaction to the related party and the Company, including the dollar value of the transaction, without regard to profit or loss;
•
the business purpose for and reasonableness of the transaction (including the anticipated profit or loss from the transaction), taken in the context of the alternatives available to the Company for attaining the purposes of the transaction;

•	whether the transaction is comparable to a transaction that could be available with an unrelated party, or is on terms that the Company offers generally to persons who are not related parties;
•	whether the transaction is in the ordinary course of the Company’s business and was proposed and considered in the ordinary course of business;
•	the effect of the transaction on the Company’s business and operations, including on the Company’s internal control over financial reporting and system of disclosure controls or procedures; and
•	any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.
Furthermore, the Company’s Related Party Transactions Policy requires that all related party transactions shall be publicly disclosed to the extent and in the manner required by applicable legal requirements and listing standards.
Related Party Transactions
Master Reorganization Agreement
In connection with the initial public offering (the “IPO”), we entered into a Master Reorganization Agreement (the “Master Reorganization Agreement”), dated June 13, 2018, among the Company and the other parties named therein, pursuant to which: (i) (A) Charah Holdings, a Delaware limited partnership, contributed all of its interests in Charah Management LLC, a Delaware limited liability company (“Charah Management”), and Allied Power Holdings, LLC, a Delaware limited liability company (“Allied Power Holdings”), to the Company in exchange for 17,514,745 shares of Common Stock, (B) CEP Holdings, a Kentucky corporation, contributed all of its interests in Charah Management and Allied Power Holdings to the Company in exchange for 4,605,465 shares of Common Stock, (C) Charah Management Holdings LLC, a Delaware limited liability company (“Charah Management Holdings”), contributed all of its interests in Charah Management and Allied Power Holdings to the Company in exchange for 907,113 shares of Common Stock and (D) Allied Management Holdings, LLC, a Delaware limited liability company (“Allied Management Holdings”), contributed all of its interests in Charah Management and Allied Power Holdings to the Company in exchange for 409,075 shares of Common Stock; (ii) each of Charah Management Holdings and Allied Management Holdings distributed the shares of Common Stock received by it pursuant to clause (i) above to its respective members in accordance with the respective terms of its limited liability company agreement; and (iii) Charah Holdings distributed a portion of the shares of Common Stock it received in clause (i) above to certain direct and indirect blocker entities which merged into the Company, with the Company surviving, and BCP Energy Services Fund, LP, a Delaware limited partnership owned by BCP and certain related affiliates, and BCP Energy Services Fund-A, LP, a Delaware limited partnership owned by BCP and certain related affiliates, received 14,020,861 shares of Common Stock as consideration in the mergers.
In addition and pursuant to the Master Reorganization Agreement, in exchange for the contribution of their profits interests in Charah Management Holdings and Allied Management Holdings, the Company issued, pursuant to a restricted stock award agreement, to certain of the then-current officers and employees who owned equity interests in Charah Management and Allied Power Holdings, including through Charah Management Holdings and Allied Management Holdings, 1,215,956 shares of Common Stock at the closing of the IPO, of which 197,350 shares remain subject to time-based vesting conditions as well as performance vesting conditions that include metrics based on specified EBITDA targets and achievement of certain safety metrics. Furthermore, the Company issued awards of Common Stock in an aggregate amount of 316,199 shares of Common Stock to certain of the Company’s non-executive employees, which were unvested at the time of the award and have since either vested or been forfeited.
In connection with the Master Reorganization Agreement, we agreed to indemnify Charah Holdings, CEP Holdings and any of their respective affiliates and directors, officers, partners, employees, members, managers, equityholders, agents and representatives to the fullest extent permitted by applicable law against liabilities that they may incur as a result of acting as a direct or indirect director, officer, partner, employee, member, manager, equityholder, agent, representative or affiliate of Charah Management, Allied Power Holdings or any of their respective subsidiaries.
Registration Rights Agreement
In connection with the closing of the IPO, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with certain stockholders identified on the signature pages thereto as the Holders.
Pursuant to, and subject to the limitations set forth in, the Registration Rights Agreement, dated June 13, 2018,

filed by the Company with the SEC on June 15, 2018, BCP has the right to require the Company by written notice to prepare and file a registration statement registering the offer and sale of a number of BCP’s shares of Common Stock. The Company is required to use all commercially reasonable efforts to maintain the effectiveness of any such registration statement until all shares covered by such registration statement have been sold.
In addition, pursuant to the Registration Rights Agreement, BCP has the right to require the Company, subject to certain limitations set forth therein, to effect a distribution of any or all of BCP’s shares of Common Stock by means of an underwritten offering. Further, subject to certain exceptions, if at any time the Company proposes to register an offering of its equity securities or to conduct an underwritten offering, whether or not for its account, then the Company must notify BCP of such proposal before the anticipated filing date or commencement of the underwritten offering, as applicable, to allow BCP to include a specified number of its shares in that registration statement or underwritten offering, as applicable. Additionally, CEP Holdings has the right to require the Company, subject to certain limitations set forth therein, to effect a distribution of any or all of its shares of Common Stock by means of an underwritten offering on one occasion.
These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration or offering and the Company’s right to delay or withdraw a registration statement under certain circumstances. The Company will generally pay all registration expenses in connection with its obligations under the Registration Rights Agreement, regardless of whether a registration statement is filed or becomes effective.
On March 16, 2020, the Company amended the Registration Rights Agreement in order to grant to Charah Preferred Stock Aggregator, LP the registration rights applicable to the other BCP-affiliated parties thereto with respect to the Common Stock into which the Preferred Stock is convertible.
Stockholders’ Agreement
In connection with the closing of the IPO, the Company entered into a Stockholders’ Agreement (the “Stockholders’ Agreement”), dated as of June 18, 2018, with CEP Holdings, BCP and certain members of management. Among other things, the Stockholders’ Agreement provides BCP with the right to nominate a number of directors to the Board in a proportionate amount to the number of shares of Common Stock that it holds, as follows: (i) a majority of the directors as long as BCP owns at least 50% of the Common Stock; (ii) at least 40% of the directors as long as BCP owns at least 40% but less than 50% of the Common Stock; (iii) at least 30% of the directors as long as BCP owns at least 30% but less than 40% of the Common Stock; (iv) at least 20% of the directors as long as BCP owns at least 20% but less than 30% of the Common Stock; and (v) at least 10% of the directors as long as BCP owns at least 5% but less than 20% of the Common Stock. Pursuant to its right under the Stockholders’ Agreement, BCP has nominated and/or the Board of Directors has designated, as applicable, Messrs. Blossman, Ferraioli, Spender and Tritch and Ms. Clyburn as BCP Directors.
The Stockholders’ Agreement also provides CEP Holdings with the right to nominate Charles E. Price as a director, so long as CEP Holdings owns at least 10% of the outstanding shares of the Common Stock or Charles E. Price holds the title of the Company’s Chief Executive Officer.
Information Rights Agreement
On October 9, 2018, Charah Solutions entered into an Information Rights Agreement (the “Information Rights Agreement”) with BCP, pursuant to which the Company will provide BCP with certain financial and other information and other rights. Specifically, the Information Rights Agreement provides that (i) the Company will deliver, or cause to be delivered, to BCP, upon written request, certain monthly, quarterly and annual financial information as well as the Company’s annual budget, business plan, and financial forecasts and projections for so long as BCP and its affiliates beneficially own at least 10% of the outstanding shares of the Common Stock; (ii) the Company will deliver to BCP, upon written request, such other information about the Company and its subsidiaries and provide access to the Company’s management, in each case, as may be reasonably requested by BCP for so long as BCP and its affiliates beneficially own at least 20% of the outstanding shares of the Common Stock; (iii) BCP will have the right to appoint one non-voting observer to the Board, provided that the observer will not be considered a director of the Company or otherwise constitute a member of the Board and will in no event be entitled to vote on any matters presented to the Board, for so long as BCP and its affiliates beneficially own at least 10% of the outstanding shares of the Common Stock; (iv) BCP and its affiliates, employees, agents and representatives will be bound by certain confidentiality and use restrictions regarding any information obtained pursuant to the Information Rights Agreement; and (v) BCP will notify the Chairman of the Board if BCP or its affiliates have agreed to purchase or beneficially own 10% or more of the equity of a competitor of the Company, in such event, the Company will not comply with the provisions of the Information Rights Agreement requiring it (A) to deliver, or cause to be delivered, to BCP certain monthly financial information as well as the Company’s annual budget, business plan, and financial forecasts and projections, (B) to deliver to BCP such other information about the Company and its subsidiaries and to provide access to the Company’s management, in each case, as may be reasonably requested by BCP and (C) to provide BCP the right to appoint a non-voting observer to the Board, in each case, if the Board determines that doing so could have an adverse impact on the Company. The Company’s entering into the Information Rights Agreement was approved by the Audit Committee of the Board as well as the Board.
Preferred Stock Purchase Agreement
On March 5, 2020, we entered into a Series A Preferred Stock Purchase Agreement (the “Preferred Stock Purchase Agreement”), by and between us and Charah Preferred Stock Aggregator, LP (the “Preferred Stock Investor”), an affiliate of BCP, which beneficially owns approximately 63% of the total voting power of the outstanding shares of the Voting Stock, including the Preferred Stock on an as-converted basis, whereby we agreed to issue and sell to the Preferred Stock Investor 26,000 shares of Preferred Stock in exchange for approximately $25.2 million. As a condition to entering into the Preferred Stock Purchase Agreement, we agreed to amend the Registration Rights Agreement to give the Preferred Stock Investor certain registration rights with respect to the Preferred Stock.
Brown & Root Industrial Services, LLC Subcontract
On December 19, 2017, we entered into a Subcontract Master Agreement (the “Master Agreement”) with Brown & Root Industrial Services, LLC (“B&R”). BCP, which beneficially owns approximately 63% of the total voting power of the outstanding shares of the Voting Stock, including the Preferred Stock on an as-converted basis, has a greater than 10% equity interest in B&R. The parties agreed to one work authorization under the Master Agreement in the amount of $19.3 million for water redirection work construction for one of the Company’s customers. Expenses paid to B&R in fiscal 2019 were approximately $1.6 million. All work under the issued work authorization was completed in fiscal 2019 and the Master Agreement has been terminated.
ATC Group Services LLC Service Contract
ATC Group Services LLC (“ATC”), an entity owned by BCP, which beneficially owns approximately 63%of the total voting power of the outstanding shares of the Voting Stock, including the Preferred Stock on an as-converted basis, provided environmental consulting and engineering services at certain service sites. Expenses paid to ATC in fiscal 2019 were $184,000.
Historical Transactions with Affiliates
Amended and Restated Office Lease Agreement
We previously rented our corporate office and a condo from Price Real Estate, LLC (“Price Real Estate”), an entity indirectly owned by Charles E. Price, our former President and Chief Executive Officer. In October 2019, Price Real Estate sold the Company’s corporate office to an independent third party. The lease for the Company’s corporate office is a triple net lease, requiring monthly payments of $38,550 (increasing by the consumer price index each year commencing June 1, 2013) through May 31, 2020. The Company terminated the rental of the condo in March 2020. Rental expenses of $390,850 to Price Real Estate were incurred during fiscal 2019.
Aircraft Lease Agreement
PriceFlight, LLC (“PriceFlight”), an entity indirectly owned by Charles E. Price, our former President and Chief Executive Officer, provided flight services to us in fiscal 2019. Expenses to PriceFlight for flight services amounted to $85,250 for fiscal 2019. The arrangement with PriceFlight was terminated in March 2019.
Employment Arrangement with Charles W. Price
Charles W. Price, the son of Charles E. Price, our former President and Chief Executive Officer, was an employee of the Company from 2005 to May 2019, when his employment ended. Charles W. Price’s total cash and equity compensation for fiscal 2019 was $237,156. We seek to fill positions with qualified employees, whether or not they are related to our executive officers or directors. We compensate employees who have such relationships within what we believe to be the current market rate for their position and provide benefits consistent with our policies that apply to similarly situated employees.
The Board’s Role in Risk Oversight
The Board of Directors oversees the Company’s risk profile and management’s processes for assessing and managing risk, both as a whole Board and through its committees. The full Board reviews strategic risks and opportunities facing the Company. Among other areas, the Board is involved in overseeing risks related to the Company’s overall strategy, business results, capital structure, capital allocation and budgeting, and executive officer succession. Certain other important categories of risk are assigned to designated Board committees (which are compromised solely of independent directors) that report back to the full Board. In general, the committees oversee the following risks:
•
The Audit Committee oversees risks related to internal financial and accounting controls, legal, regulatory and compliance risks, work performed by the Company’s independent registered public accounting firm and the Company’s internal audit function, related party transactions, and the overall risk management governance structure and risk management function;

•	The Compensation Committee oversees the Company’s compensation programs and practices; and
•	The Nominating and Corporate Governance Committee oversees issues that may create governance risks, such as Board composition and structure, director selection and director succession planning.
The Board leadership structure supports the Company’s governance approach to risk oversight as the Chief Executive Officer is involved directly in risk management as a member of the Company’s management team, while the Chairman of the Board and the committee chairpersons, in their respective areas, maintain oversight roles as independent members of the Board.
Compensation Committee Advisors
The Compensation Committee has sole authority under its charter to retain compensation consultants and other advisors and to approve such consultants’ and advisors’ fees and retention terms. The Compensation Committee has retained Meridian Compensation Partners, LLC (“Meridian”) to serve as its independent advisor and to provide it with advice and support on executive compensation issues.
The Compensation Committee has reviewed and confirmed the independence of Meridian as the Compensation Committee’s compensation consultant. Neither Meridian nor any of its affiliates provides any services to Charah Solutions except for services provided to the Compensation Committee. In addition to Meridian, the Compensation Committee has reviewed the independence of each other outside advisor in advance of receiving advice from such person.
Communications with the Board of Directors
Stockholders and other interested parties can communicate directly with any of the Company’s directors, by sending a written communication to a director at Charah Solutions, Inc. c/o Corporate Secretary, 12601 Plantside Drive, Louisville, Kentucky 40299. Stockholders and other interested parties wishing to communicate with Mr. Tritch, as the Chairman of the Board, or with the independent directors as a group may do so by sending a written communication to Mr. Tritch at the above address.
All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Company’s directors. The Corporate Secretary will forward copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its committees or that he or she otherwise determines requires the attention of any member, group or committee of the Board. The Corporate Secretary will not forward other correspondence.

Director Compensation
The table below sets forth the compensation paid to each non-employee director (other than directors who are employees of BCP) who served on the Board in fiscal 2019. Directors who are employees of the Company or BCP (currently Messrs. Sewell, McCall and Spender) do not receive compensation (other than their compensation as employees of the Company or BCP) for their service on the Board of Directors.
2019 Director Compensation Table
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Claire Babineaux-Fontenot	16,250	—	16,250
Jack A. Blossman, Jr.	75,000	100,000	175,000
Mignon Clyburn	48,750	100,000	148,750
Brian K. Ferraioli	80,000	100,000	180,000
Robert C. Flexon	77,500	100,000	177,500
Stephen R. Tritch	85,000	140,000	225,000
(1)
Represents the full grant date fair value of restricted stock unit (“RSU”) awards granted on May 17, 2019, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”). Generally, the full grant date fair value is the amount that the Company would expense in the consolidated and combined financial statements over the award’s vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see Note 2 to the consolidated and combined financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. These amounts reflect the accounting expense and do not correspond to the actual value that will be recognized by the directors.

Each non-employee director (other than directors who are employees of BCP) receives an annual retainer of $65,000 paid in quarterly installments. The chairpersons of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee receive additional annual compensation of $15,000, $12,500 and $10,000, respectively, paid in quarterly installments. Each eligible non-employee director receives an annual equity grant with a target value of $100,000 made in the form of RSUs. The RSUs vest on the first anniversary of the grant date and will be paid in shares of Common Stock on the vesting date. The Chairman of the Board receives additional annual compensation of $60,000, one-third of which is paid in cash and two-thirds of which is paid in stock grants.
The fiscal 2019 annual equity grant occurred on May 17, 2019. On that date, each eligible non-employee director (other than Mr. Tritch) received an award of 21,552 RSUs and Mr. Tritch received an award of 30,173 RSUs, which included the additional equity compensation payable to him as Chairman of the Board. The number of RSUs included in the award was determined by dividing the target value by the IPO price of the Common Stock of $4.64 per share.

Executive Compensation
We are providing compensation disclosure that satisfies the requirements applicable to emerging growth companies, as defined in the Jumpstart Our Business Startups Act.
Summary Compensation Table
The following table summarizes, with respect to our named executive officers, information relating to compensation earned for services rendered in all capacities during the fiscal years ended December 31, 2019 and 2018.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Scott A. Sewell	2019	514,423	—	1,056,838	—	27,531	1,598,792
President and Chief Executive Officer
Dorsey “Ron” McCall	2019	750,006	—	—	750,000	34,004	1,534,010
Senior Vice President	2018	750,000	375,000	—	—	26,255	1,151,255
Roger D. Shannon	2019	255,166	148,250	914,998	—	56,387	1,374,801
Chief Financial Officer and Treasurer
Charles E. Price(4)	2019	70,769	—	—	—	805,733	876,502
Former President and Chief Executive Officer	2018	773,077	—	—	—	22,041	795,118
(1)	Amounts shown represent the payment of annual bonuses for the applicable year. For a description of annual bonuses for fiscal 2019, see “—Additional Narrative Disclosures—2019 Bonus Plan” below.
(2)
The amounts in the “Stock Awards” column do not reflect the actual value the named executives will realize from the RSUs and the performance share units (“PSUs”) awarded to the executives. The amounts presented in the table are the grant date fair values of the awards computed in accordance with FASB ASC Topic 718 based on the probable outcome of any applicable performance conditions (determined as of the applicable date of grant) and excluding the effect of estimated forfeitures. The Company will recognize the grant date fair values of the awards as compensation expense over the vesting period of the awards.

This column includes the grant date fair values of $422,734 for 68,293 PSUs awarded to Mr. Sewell on April 4, 2019 and $165,998 for 29,537 PSUs awarded to Mr. Shannon on June 17, 2020. The PSUs will vest on April 1, 2022 (the “Performance Period End Date”) if the volume-weighted average price of a share of the Common Stock equals or exceeds $12.00 for any 20-consecutive trading day period ending on or prior to the Performance Period End Date. The grant date fair values of the PSUs assume all of the PSUs would be earned at the end of the three-year performance period.
Note 13 to the Company’s consolidated and combined financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 contains more information about the Company’s accounting for stock-based compensation arrangements, including the assumptions used to determine the grant date fair values of the stock awards.
(3)	The following table reflects the types and amounts of allowances and reimbursements included in this column:
	Scott A. Sewell	Dorsey “Ron” McCall	Roger D. Shannon	Charles E. Price
Vehicle Allowance or Value of Vehicle Lease Reimbursement ($)	5,625	16,800	9,875	1,646
Club Membership Dues Reimbursement ($)	13,506	2,545	—	1,325
Employer Contributions to 401(k) Plan ($)	8,400	14,659	6,521	2,762
Housing Allowance ($)	—	—	10,181	—
Relocation Bonus ($)	—	—	20,000	—
Tax Gross-Up on Relocation Bonus ($)	—	—	9,810	—
Severance Benefits ($)	—	—	—	800,000
Total ($)	27,531	34,004	56,387	805,733
(4)	Mr. Price ceased to be employed by the Company on January 23, 2019.

Outstanding Equity Awards at Fiscal Year-End
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Scott A. Sewell	102,440	249,954	134,667	328,587
Dorsey “Ron” McCall	—	—	30,159	73,588
Roger D. Shannon	133,274	325,189	29,537	72,070
Charles E. Price	—	—	—	—
(1)	The RSUs (payable in shares of Common Stock) shown in this column will become vested as follows:
	Number of RSUs Becoming Vested On:
Name	April 1, 2020	April 1, 2021	April 1, 2022	April 1, 2023
Scott A. Sewell	34,146	34,146	34,148	—
Roger D. Shannon	37,011	37,011	37,010	22,242
(2)	Market value is based on the closing market price of the Common Stock on December 31, 2019 of $2.44 per share.
(3)
66,374 and 30,159 of the PSUs shown in this column for Mr. Sewell and McCall, respectively, were awarded at the closing of the IPO and will vesting based on the Company’s achievement of specified EBITDA targets and certain safety metrics. The remaining PSUs shown in this column (68,293 for Mr. Sewell and 29,537 for Mr. Shannon) will vest on the Performance Period End Date if the volume-weighted average price of a share of the Common Stock equals or exceeds $12.00 for any 20-consecutive trading day period ending on or prior to the Performance Period End Date.

(4)
The amounts in this column equal the number of unearned PSUs shown in the column to the left multiplied by, in each case, the closing market price of the Common Stock on December 31, 2019 of $2.44 per share. The amounts shown are not necessarily indicative of the amounts that may actually be realized by the named executive officers. The actual amounts realized will be based on whether the PSUs are earned and the market value of the Common Stock on the Performance Period End Date.

Additional Narrative Disclosures
Base Salary
Each named executive officer’s base salary is a fixed component of compensation that does not vary depending on the level of performance achieved. Base salaries are determined for each named executive officer based on his position and responsibility. The Board of Directors reviews the base salaries for each named executive officer annually as well as at the time of any promotion or significant change in job responsibilities and, in connection with each review, the Board considers individual and Company performance over the course of the applicable fiscal year. As of the most recent annual review or promotion, the annual base salary rate for Messrs. Sewell, McCall, Shannon and Price for fiscal 2019 was $525,000, $750,000, $415,000 and $800,000, respectively.
2019 Bonus Plan
Messrs. Sewell and Shannon participated in our 2019 bonus plan, under which they may earn a bonus calculated as a percentage of their base salary based on the achievement of a combination of Company-wide, site-specific and individual performance goals, including, but not limited to, profitability, engagement improvement, safety, environmental compliance and customer service. Actual payment of the bonuses under this plan is at the discretion of the Board of Directors. Pursuant to the terms of Messrs. Sewell’s and Shannon’s employment agreements, the target annual bonus was 100% and 70% of his annual base salary, respectively. Mr. Shannon’s employment agreement provided a minimum bonus of $148,250 for fiscal 2019. Pursuant to the terms of his employment agreement, Mr. McCall earned an annual bonus based on Company-specific performance goals and the performance of the Company’s nuclear services offerings. Messrs. McCall and Shannon have agreed to defer payment of the bonuses they earned for fiscal 2019.

Long-Term Incentive Awards
The Company believes that equity-based compensation is essential to align the interests of the Company’s management and its stockholders in enhancing the long-term value of the Common Stock and to encourage executives to remain employed with the Company. Among the types of equity awards the Company is authorized to issue under the Charah Solutions, Inc. 2018 Omnibus Incentive Plan (the “Incentive Plan”), the Compensation Committee of the Board has determined that a mix of time-vested RSU and PSU awards satisfies the retention and incentive purposes of the equity-based awards.
Other Benefits
We currently maintain two plans intended to provide benefits under Section 401(k) of the Internal Revenue Code. One for Allied Power Management (the “Allied Power Management 401(k) Plan”) and one for Charah, LLC (the “Charah 401(k) Plan”). Each 401(k) Plan permits employees to contribute portions of their base compensation into a retirement account. Under the Allied Power Management 401(k) Plan, we match employee contributions for the first 3.0% and match at 50% for the next 2.0% contributed (for a combined maximum match of 4.0% of each employee’s annual base salary). Under the Charah 401(k) Plan, we make a flat contribution to each employee’s 401(k) account equal to 3.0% of each employee’s annual base salary.
Employment, Severance or Change in Control Agreements
We are party to employment agreements with the following named executive officers: Messrs. Sewell, McCall and Shannon (each, an “Executive”). Pursuant to the terms of the employment agreements, if the employment of Mr. Sewell or Mr. Shannon is terminated by us for “cause” (as defined in the employment agreements) or by the Executive without “good reason” (as defined in the employment agreements), we will pay the terminated Executive any accrued and unpaid portion of his base salary, provide any benefits to which the Executive was entitled (including paid time off through the date of his termination of employment) as well as pay any unreimbursed expenses (collectively, the “Accrued Obligations”).
Upon the termination of an Executive’s employment due to his death or “disability” (as defined in the employment agreements), we will pay the terminated Executive, or the Executive’s estate, as applicable, the Accrued Obligations, as well, in the case of Mr. Sewell or Mr. Shannon, the annual bonus he would have earned for the fiscal year in which his death or disability occurred based on actual performance.
Upon the termination of the employment of Mr. Sewell or Mr. Shannon by us without cause or by the Executive with good reason, the terminated Executive will be entitled to the Accrued Obligations, and subject to the terminated Executive’s executing (and not revoking) a general release of claims, the following payments and benefits:
•	Severance in a total amount equal to the Severance Multiple (as defined below) times the sum of his annual base salary and target annual bonus;
•
COBRA continuation coverage under our group health plan at the same cost applicable to our active employees for 18 months (in the case of Mr. Sewell) or 12 months (in the case of Mr. Shannon) following such termination of employment (or, if earlier, the date that the terminated Executive becomes eligible to receive health benefits as a result of subsequent employment); and

•
A pro-rata portion of the annual bonus he would have earned for the fiscal year in which the termination of employment occurred based on actual performance (or, if the termination of employment occurs during the 12-month period following a “change in control” (as defined in the Incentive Plan) (the “CIC Protection Period”), the greater of target or actual performance).

The Severance Multiple is 2.0 for Mr. Sewell and 1.0 for Mr. Shannon, provided if the termination of employment occurs during the CIC Protection Period, the Severance Multiple is 2.5 for Mr. Sewell and 1.5 for Mr. Shannon.
If Mr. McCall is terminated for cause, we will pay him the Accrued Obligations, as well as (i) any annual bonus accrued and determined but not yet paid for a prior fiscal year, (ii) any benefits accrued and vested under any plan or arrangement maintained by Allied Power Management and (iii) any claims arising but not yet paid under any welfare benefit plans maintained by Allied Power Management as of the date of termination. Upon termination of Mr. McCall’s employment by him without good reason, we will pay Mr. McCall the Accrued

Obligations no later than 15 days following the date of termination and he will not be entitled to any salary, compensation, severance or other benefits from us thereafter, except as otherwise provided under the terms of any applicable benefit plan or arrangement with respect to which Mr. McCall has been a participant. Upon a termination of Mr. McCall’s employment by us without cause or by Mr. McCall with good reason, we will pay to Mr. McCall, in addition to the aforementioned payments, (i) an amount equal to (A) two times his then-current base salary, (B) two times the higher of (1) his then-target bonus or (2) the annual bonus paid for the fiscal year immediately preceding the fiscal year in which his termination of employment occurs, if any, (C) a pro-rated portion of the annual bonus Mr. McCall would have been entitled to for the fiscal year in which the termination occurs, if any, and (D) a prorated portion of the amount Mr. McCall would have received under the Allied Power Holdings Incentive Unit Plan related to certain distributions occurring after the date of termination had such termination not occurred, each such post-termination distribution to be calculated by multiplying the amount Mr. McCall would have received had his termination not occurred multiplied by a fraction, the numerator of which is the number of days between the award date and the date of termination and the denominator of which is the number of days between the award date and the date of such post-termination distribution (the amounts in clauses (A), (B), (C) and (D) collectively, the “McCall Severance”). Upon Mr. McCall’s death or disability, Mr. McCall will be paid the McCall Severance, provided that payment of (A) and (B) shall only be calculated at one-times those stated amounts.

Equity Compensation Plan Information
The table below provides information as of December 31, 2019, with respect to the securities authorized for issuance to employees, directors and consultants of the Company and its affiliates under the Incentive Plan. The Incentive Plan, which was adopted by the Board of Directors upon the closing of the IPO, provides for the grant of stock options, stock appreciation rights, restricted stock, RSUs, bonus stock, dividend equivalents, other stock-based awards, substitute awards, annual incentive awards and performance awards. The Company has reserved 3,006,582 shares of Common Stock for issuance under the Incentive Plan, and all future equity awards described above will be issued pursuant to the Incentive Plan.
Plan Category(1)	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)
Equity compensation plans not approved by security holders	752,479(2)	—(3)	1,350,373(4)
(1)	The Company does not have any equity compensation plans approved by security holders.
(2)	Represents the number of unvested RSUs and unearned PSUs awarded to the Company’s key employees and non-employee directors under the Incentive Plan.
(3)	There are no outstanding stock options or other equity awards having an exercise price.
(4)	Represents shares available for award in the future under the Incentive Plan.
Section 16(a) Beneficial Ownership Reporting Compliance
(Delinquent Section 16(a) Reports)
Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the outstanding shares of Common Stock (collectively, the “reporting persons”) to file with the SEC initial reports of their beneficial ownership of Common Stock and reports of changes in their beneficial ownership of Common Stock. Based solely on a review of such reports and written representations made by the Company’s executive officers and directors with respect to the completeness and timeliness of their filings, the Company believes that the reporting persons complied with all applicable Section 16(a) filing requirements on a timely basis during fiscal 2019, except for Messrs. Blossman, Ferraioli, Flexon and Tritch and Ms. Clyburn, directors of the Company, who, due to an administrative error, each filed a late Form 4 to report an award of RSUs granted under the Incentive Plan.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the “Executive Compensation” section included in this Proxy Statement with management and, based on such review and discussions, recommended to the Board that the “Executive Compensation” section be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
Respectfully submitted by the Compensation Committee of the Board,
Robert C. Flexon, Chair
Mignon L. Clyburn
Mark Spender

Audit Committee Report
The primary purpose of the Audit Committee is to assist the Board in its oversight of all material aspects of the accounting and financial reporting processes, internal controls and internal audit functions of the Company, including its compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Management has primary responsibility for the Company’s consolidated and combined financial statements and reporting processes, including its internal controls and disclosure controls and procedures. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated and combined financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion on the conformity of those audited consolidated and combined financial statements with generally accepted accounting principles.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated and combined financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. This review included a discussion of the quality and acceptability of the Company’s financial reporting and internal controls. During the past fiscal year, the Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee also received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.
Based on the reviews, discussions and disclosures referred to above, the Audit Committee recommended to the Board that the audited consolidated and combined financial statements of the Company for the fiscal year ended December 31, 2019 be included in its Annual Report on Form 10-K for such fiscal year.
Respectfully submitted by the Audit Committee of the Board,
Brian K. Ferraioli, Chair
Robert C. Flexon
Stephen R. Tritch

Proposal 2:
Ratification of the Appointment of
Independent Registered Public Accounting Firm
The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020. Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since 2017. The Audit Committee reviewed and discussed the performance of Deloitte & Touche LLP for fiscal 2019 prior to its appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020.
The Company expects that representatives of Deloitte & Touche LLP will participate in the Annual Meeting, and the representatives will have an opportunity to make a statement if they desire to do so. The Company also expects that representatives will be available to respond to appropriate questions from stockholders.
Stockholder ratification of the Audit Committee’s appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020 is not required by the Company’s Amended and Restated Bylaws or otherwise. Nevertheless, the Board is submitting the appointment of Deloitte & Touche LLP to the Company’s stockholders for ratification as a matter of good corporate governance. If the Company’s stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of Deloitte & Touche LLP. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.
The Board of Directors recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020. Unless otherwise specified, proxies will be voted “FOR” the ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020.
Fees Paid to Independent Registered Public Accounting Firm
The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s consolidated and combined financial statements for the fiscal years ended December 31, 2019 and 2018 and fees billed for other services rendered by Deloitte & Touche LLP during those periods.
	Fiscal 2019 ($)	Fiscal 2018 ($)
Audit Fees(1)	891,223	3,467,166
Audit-Related Fees	—	—
Tax Fees(2)	241,715	293,359
All Other Fees(3)	1,895	1,895
Total	1,134,833	3,762,420
(1)
Audit Fees consists of fees billed for professional services rendered in connection with our registration statement on Form S-1 and amendments thereto, and our registration statement on Form S-8, related to the IPO and associated with the annual financial statement audit and quarterly financial statement reviews, services related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and consultations in connection with statutory and regulatory filings or engagements.

(2)	Tax Fees consists of fees billed for tax compliance, consultation and related matters.
(3)	All Other Fees consists of licensing fees paid for access to an online accounting research program provided by the Company’s independent registered public accounting firm.
Audit Committee Pre-Approval of Audit and Non-Audit Services
The Audit Committee has implemented procedures to ensure that all audit and permitted non-audit services to be provided to the Company have been pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of the Company’s independent registered public accounting firm for specific audit and non-audit services, within pre-approved monetary limits. If a proposed service has not been pre-approved, then it must be specifically pre-approved by the Audit Committee before the service may be provided by the Company’s independent registered public accounting firm. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the Audit Committee. For fiscal 2019, all of the audit fees were approved by the Audit Committee in accordance with the above procedures. All of the other fees billed by Deloitte & Touche LLP to the Company for fiscal 2019 were approved by the Audit Committee by means of specific pre-approvals. All non-audit services provided in fiscal 2019 were reviewed with the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.
Additional Information
Stockholder Proposals for the 2021 Annual Meeting of Stockholders
Any stockholder proposal intended to be included in the Company’s proxy statement and form of proxy relating to the 2021 Annual Meeting of Stockholders must be in writing and received by the Company no later than December 25, 2020. Any such stockholder proposal must also comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to the attention of the Company’s Corporate Secretary at Charah Solutions, Inc., 12601 Plantside Drive, Louisville, Kentucky 40299. Pursuant to the SEC rules, submitting a proposal will not guarantee that it will be included in the Company’s proxy materials.
In addition, any stockholder proposal intended to be presented at the 2021 Annual Meeting of Stockholders, but that will not be included in the Company’s proxy statement and form of proxy relating to the 2021 Annual Meeting of Stockholders (i.e., any proposal other than a proposal submitted pursuant to Rule 14a-8 of the Exchange Act), must be in writing and received by the Company’s Corporate Secretary at Charah Solutions, Inc., 12601 Plantside Drive, Louisville, Kentucky 40299 not earlier than February 5, 2021 and not later than March 7, 2021. However, in the event that the date of the 2021 Annual Meeting of Stockholders is scheduled for a date that is more than 30 days before or more than 60 days after June 5, 2021, notice by the stockholder to be timely must be so received not later than the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Stockholder proposals must include the specified information concerning the proposal and the stockholder submitting the proposal as set forth in the Company’s Amended and Restated Bylaws. A copy of the Company’s Amended and Restated Bylaws may be obtained by writing to the Company’s Corporate Secretary at Charah Solutions, Inc., 12601 Plantside Drive, Louisville, Kentucky 40299.
2019 Annual Report to Stockholders
This Proxy Statement is accompanied by the 2019 Annual Report to Stockholders, and these materials are also available at www.proxyvote.com and the investors portion of the Company’s website, www.charah.com. The 2019 Annual Report to Stockholders, which contains the audited consolidated and combined financial statements and other information about the Company, is not incorporated in this Proxy Statement and is not to be deemed a part of the proxy soliciting material.
Annual Report on Form 10-K
The Company will provide without charge to each person solicited pursuant to this Proxy Statement, upon the written request of any such person, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including the financial statements and the financial statement schedules, required to be filed with the SEC, or any exhibit thereto. Requests should be in writing and addressed to the attention of Steven A. Brehm, the Company’s Corporate Secretary, at Charah Solutions, Inc., 12601 Plantside Drive, Louisville, Kentucky 40299.

Householding
The SEC has adopted rules permitting companies to mail one proxy statement and annual report, or notice of internet availability of proxy materials, as applicable, in one envelope to all stockholders residing at the same address if certain conditions are met. This is called “householding” and can result in significant savings of paper and mailing costs. The Company has not implemented householding with respect to its stockholders of record; however, a number of brokerage firms have instituted householding that may impact certain beneficial owners of shares held in street name. If members of your household have multiple accounts through which they hold Voting Stock, you may have received a householding notification from the stockholder of record (e.g., your bank, broker or other nominee).
Please contact the stockholder of record directly if you have any questions or wish to revoke your decision to household or to receive an additional copy of this Proxy Statement, the 2019 Annual Report to Stockholders or the Notice of Internet Availability for members of your household.

CHARAH SOLUTIONS, INC.
12601 PLANTSIDE DRIVE
LOUISVILLE, KY 40299

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before the Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 4, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to **www.virtualshareholdermeeting.com/CHRA2020**

You may participate in the meeting via live webcast and cast your vote online during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 4, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D16185-P39013 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHARAH SOLUTIONS, INC.

The Board of Directors recommends you vote "FOR ALL" of the nominees named in proposal 1.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jack A. Blossman, Jr.
02) Dorsey "Ron" McCall
03) Scott A. Sewell

The Board of Directors recommends you vote "FOR" proposal 2.

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. EACH OF PROPOSALS 1 AND 2 HAVE BEEN PROPOSED BY CHARAH SOLUTIONS, INC.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

D16186-P39013

CHARAH SOLUTIONS, INC.
Annual Meeting of Stockholders
June 5, 2020
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Scott A. Sewell, Roger D. Shannon and Steven A. Brehm, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock and Series A Preferred Stock of CHARAH SOLUTIONS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M. ET on June 5, 2020, via live webcast at www.virtualshareholdermeeting.com/CHRA2020, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side